[VASCULAR LOGO]


                                                                    Exhibit 99.1

                                                   NEWS RELEASE
For Release: Wednesday, July 23, 2008,             Contact: Howard Root, CEO
3:05 pm Central Time                               James Hennen, CFO
                                                   Vascular Solutions, Inc.
                                                   (763) 656-4300


           VASCULAR SOLUTIONS ANNOUNCES RECORD SECOND QUARTER RESULTS;
                   NET REVENUE INCREASES 15% TO $15.2 MILLION

     MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the second quarter ended June 30, 2008. Highlights of the second quarter and other recent events include:

     o Achieved record net revenue of $15.2 million in the second quarter, up 15% from the second quarter of 2007 and above the top end of guidance for the quarter.
     o Achieved adjusted net income of $867,000, or $0.05 per diluted share, an increase of 25% from adjusted net income of $691,000 in the second quarter of 2007.
     o Settled all existing patent litigation concerning the Vari-Lase(R) vein products by entering into separate settlement agreements with VNUS Medical Technologies and the bankruptcy estate of Diomed.
     o Won a $4.5 million jury verdict from Marine Polymer Technologies in April, which was subsequently entered into judgment and increased by the court to $5.1 million to include interest through the date of judgment, subject to appeal.
     o Achieved positive cash flow of $995,000, not including the one-time payments for the settlement of patent litigation.
     o Launched four new products, consisting of the MICRO ELITE(TM) snare, Gandras(TM) catheter, Axis(TM) guidewire and Jiffy(TM) guidewire in the second quarter.

     Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: "The second quarter represented the completion of an important transformation for Vascular Solutions. With the conclusion of all three pieces of litigation through settlement or victory at trial, our high legal expenses and uncertainties should now disappear, leaving our strong revenue growth and financial management to become apparent in bottom-line results and profitability. Since 2004 we have consistently grown our net revenue and built an organization that has proven it can develop, manufacture, launch and support multiple clinically-based vascular devices, only to have those results masked by the costs and uncertainties of litigation. I look forward to the opportunity to demonstrate the soundness of our business without the distraction of litigation, starting now."

     Net revenue from hemostat products (primarily consisting of the D-Stat Dry(TM), D-Stat(R) Flowable, Thrombi-Gel(R), Thrombi-Pad(TM) and D-Stat Radial(TM) products) was $6.0 million during the second quarter, a decline of 11% from the second quarter of 2007. "In the second quarter of 2007 our partner King Pharmaceuticals placed a $725,000 stocking order for their initial launch of the Thrombi-Gel and Thrombi-Pad products, which is the reason for the reduction in revenue as expected from the prior year. Sequentially, our hemostat product revenue increased by 2% in the second quarter, as our sales force implemented new programs to enhance our effectiveness in growing sales of our D-Stat Dry(TM) in the competitive hemostatic patch market, which we expect to continue to show excellent sequential results," commented Mr. Root.

     Net sales of extraction catheters (primarily consisting of the Pronto(R) V3 extraction catheter) were $3.7 million in the second quarter, an increase of 40% over the second quarter of 2007. "The benefit of thrombus aspiration in STEMI cases has been demonstrated in multiple clinical studies presented and published over the last year, which has driven the growth of the thrombus aspiration market. With our full range of Pronto V3, Pronto LP, Pronto 035 and Pronto-Short catheters, we are continuing to lead the thrombus aspiration market in options for the physician. We believe that the thrombus aspiration market will continue to increase substantially and that Pronto sales will continue to grow faster than the market, with the important Japanese market cleared and ready for launch of the Pronto V3 in the third quarter," Mr. Root stated.

     Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $2.4 million in the second quarter, an increase of 16% over the second quarter of 2007. "The turmoil in the varicose vein market resulting from litigation is now behind us, while several of our competitors in the laser area are still involved or are now just getting involved in the patent litigation quagmire. Entering the third quarter we are well positioned for continued growth in the endovenous laser market through our stable and clinically-advanced nationwide direct sales force providing first-in-class products and customer support," commented Mr. Root.

     Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $1.4 million in the second quarter, an increase of 146% over the second quarter of 2007. "We have added substantially to our product offerings in the access product category in the second quarter. Most notably, we launched the MICRO ELITE snare as the exclusive U.S. distributor for Radius Medical Technologies, with results in the second quarter that almost matched our expectations for the entire year. We have now added to our relationship with Radius by launching their EXPRO ELITE(TM) snare, which we project will further boost our access products sales growth in the second half of 2008," Mr. Root added.

     Net sales of specialty catheters (primarily consisting of the Langston(R) dual lumen catheters and Twin-Pass(R) dual access catheters), were $1.1 million in the second quarter of 2008, an increase of 31% over the second quarter of 2007. "Our U.S. direct sales force and international distributors have both continued to drive growth with all of our specialty catheters, and the April launch of our new Gandras(TM) catheter for pelvic artery catheterizations and the expanded sales of our Gopher(TM) catheter have added to our impressive second quarter sales number. Our next specialty catheter which is expected to launch in the fourth quarter has the potential to add $5 million in annualized sales to this category," Mr. Root added.

     Gross margin across all product lines was 64.0% in the second quarter of 2008, down from 66.4% in the second quarter of 2007 principally due to product selling mix and the on-going royalty payable to VNUS Medical Technologies on U.S. sales of Vari-Lase laser consoles and kits. Based on projected selling mix across products, gross margin on product sales for the third quarter of 2008 is expected to increase to between 64% and 66%.

     Net loss for the second quarter was $468,000, or $0.03 per share, compared to net income of $695,000, or $0.04 per share, in the second quarter of 2007. Included in the net loss for the second quarter of 2008 was $3.1 million in litigation expense resulting from past royalties payable to VNUS Medical related to Vari-Lase products sold in the U.S. through March 31, 2008, offset by a $1.659 million litigation gain resulting from the settlement agreement with the bankruptcy estate of Diomed. During the second quarter of 2008 the company expensed $356,000 of stock-based compensation expense. As adjusted (excluding the Diomed and VNUS settlements and stock-based compensation expense, and assuming a fully-taxed rate of 38%) net income was $867,000 or $0.05 per fully diluted share in the second quarter of 2008, increasing from adjusted net income of $691,000 or $0.04 per fully diluted share in the second quarter of 2007. In addition to the amounts payable in settlement, during the second quarter of 2008 the company incurred approximately $176,000 in legal expenses within general and administrative expenses related to trial preparation and settlement negotiations with VNUS Medical and post-trial motions in the Marine Polymer litigation.

     Regarding future guidance, net revenue for the third quarter is expected to increase to between $15.3 million and $15.6 million. Corresponding adjusted net income in the third quarter is expected to be between $0.06 and $0.08 per fully diluted share. For the entire 2008, the company is reaffirming its guidance for net revenue and adjusted net income per share to be between $60 million and $62 million and $0.21 and $0.29, respectively. "We believe that the progress we've already made in 2008 in eliminating the distraction of litigation and continuing to launch new products positions us very well for our continued sales growth and profitability," concluded Mr. Root.

CONFERENCE CALL & WEBCAST INFORMATION
-------------------------------------

     Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company's web site at www.vascularsolutions.com. An audio replay of the call will be available until Wednesday, July 30, 2008 by dialing 1-888-203-1112 and entering conference ID# 6415791. A recording of the call will also be archived on the company's web site, www.vascularsolutions.com until Wednesday, July 30, 2008. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company's view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

                            VASCULAR SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS



(In thousands, except per share data)         Three Months Ended      Six Months Ended
                                                   June 30,               June 30,
                                             --------------------    --------------------
                                               2008        2007        2008        2007
                                             --------    --------    --------    --------
                                                 (unaudited)             (unaudited)
     Revenue:
       Product revenue                       $ 14,871    $ 13,069    $ 28,609    $ 25,088
       License and collaboration revenue          367         159         744         294
                                             --------    --------    --------    --------
     Total revenue                             15,238      13,228      29,353      25,382
     Product costs and operating expenses:
          Cost of goods sold                    5,360       4,389       9,941       8,318
          Collaboration expenses                  187          --         368          --
          Research and development              1,553       1,346       3,019       2,839
          Clinical and regulatory                 759         751       1,610       1,511
          Sales and marketing                   5,174       4,851      10,387       9,613
          General and administrative            1,192       1,198       2,734       2,146
          Litigation                            1,457          15       1,484       5,690
          Thrombin qualification                   --          18          --         129
                                             --------    --------    --------    --------
     Operating income (loss)                     (444)        660        (190)     (4,864)

     Interest expense                             (18)        (41)        (42)        (85)
     Interest income                               48         107         140         198
     Foreign exchange loss                         (1)         --          (1)         --
                                             --------    --------    --------    --------
     Income (loss) before tax                $   (415)   $    726    $    (93)   $ (4,751)

     Income taxes                                 (53)        (31)       (140)        (88)
                                             --------    --------    --------    --------
     Net income (loss)                       $   (468)   $    695    $   (233)   $ (4,839)
                                             ========    ========    ========    ========

     Net income (loss) per share - basic     $  (0.03)   $   0.05    $  (0.02)   $  (0.32)
                                             --------    --------    --------    --------
     Weighted average shares used in
      calculating - basic                      15,502      15,181      15,471      15,138
                                             --------    --------    --------    --------
     Net income (loss) per share - diluted   $  (0.03)   $   0.04    $  (0.02)   $  (0.32)
                                             --------    --------    --------    --------
     Weighted average shares used in
      calculating - diluted                    15,502      15,862      15,471      15,138
                                             --------    --------    --------    --------

                            VASCULAR SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS

                                                                         June 30,       December 31,
                                                                          2008              2007
                                                                       -----------      ------------
                                                                       (unaudited)         (note)
     ASSETS
     Current assets:
          Cash and cash equivalents                                      $ 5,405          $ 5,286
          Restricted cash                                                     --            5,473
                                                                         -------          -------
          Accounts receivable, net                                         7,342            7,363
          Inventories                                                      9,378            8,307
          Prepaid expenses                                                   749              810
                                                                         -------          -------
               Total current assets                                       22,874           27,239
     Property and equipment, net                                           3,578            3,846
     Intangible assets, net                                                  193              193
                                                                         -------          -------
               Total assets                                              $26,645          $31,278
                                                                         =======          =======

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
               Total current liabilities                                 $ 7,515          $12,709

     Total long-term liabilities                                           5,328            5,744

     Shareholders' equity:
               Total shareholders' equity                                 13,802           12,825
                                                                         -------          -------
               Total liabilities and shareholders' equity                $26,645          $31,278
                                                                         =======          =======

Note: Derived from the audited financial statements at that date.

USE OF NON-GAAP MEASURES
------------------------

     Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to litigation and stock-based compensation, but includes assumed taxes on net income using a 38% tax rate for 2008 and a 39% tax rate for 2007.

                                      Three Months Ended           Six Months Ended
(In thousands)                              June 30,                   June 30,
                                    ------------------------    -------------------------
                                       2008         2007           2008          2007
                                    -----------  -----------    -----------   -----------
                                    (unaudited)  (unaudited)    (unaudited)   (unaudited)
     GAAP net income (loss)           $  (468)      $   695       $  (233)      $(4,839)
     Litigation expense                 1,457            15         1,484         5,690
     Stock based compensation             356           373           879           659
     Thrombin qualification expense        --            18            --           129
     Adjusted income taxes expense       (478)         (410)         (723)         (585)
                                      -------       -------       -------       -------
     Non-GAAP adjusted net income     $   867       $   691       $ 1,407       $ 1,054
                                      =======       =======       =======       =======

     On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company's Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4.1 million with respect to Vascular Solutions' activities. Through the quarter ended March 31, 2008 the company had expensed $5.826 million as an estimate of litigation expenses in this matter, representing the amount of the jury's verdict together with management's estimate of Vascular Solutions' attorneys' fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11, 2007 and pre-judgment interest. The Company entered into a settlement with Diomed in April 2008 dismissing all claims and appeals by each side for a one-time payment to Diomed of $3.586 million, resulting in a litigation gain of $1.659 million in the second quarter of 2008. Due to the one-time nature of the litigation expense and gain, management believes it is useful to exclude the litigation expense and gain from adjusted net income.

     On June 4, 2008, the Company entered into a settlement agreement with VNUS Medical Technologies resulting in a payment of $3.116 million to VNUS as an agreed royalty concerning Vari-Lase products shipped in the U.S. through the end of the first quarter of 2008. On-going royalties related to Vari-Lase products shipped in the U.S. starting in the second quarter are included as cost of goods sold. The amount paid for prior quarters was recognized as litigation expense in the second quarter of 2008. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expense from adjusted net income.

     Beginning January 1, 2006 the company has recognized stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. The company incurred stock-based compensation expense of $356,000 and $879,000 for the three months and six months ended June 30, 2008, respectively.

     Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation expense in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company's performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company's underlying business. Management encourages investors to review the company's net income prepared in accordance with GAAP to understand the company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company's financial results.

ABOUT VASCULAR SOLUTIONS
------------------------

     Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company's five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. Over 90% of the company's revenues are from products that were initially launched within the last five years.

     The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

     For further information, connect to www.vascularsolutions.com.
                                         -------------------------


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